   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1998

                                                REGISTRATION NO. 333-49901

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM N-14

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                                                        [_]
                          PRE-EFFECTIVE AMENDMENT NO.
                                                                        [_]

                      POST-EFFECTIVE AMENDMENT NO. 1                    [X]

                       (Check appropriate box or boxes)

                               ----------------

                     PRUDENTIAL JENNISON SERIES FUND, INC.
              (Exact name of registrant as specified in charter)

                             GATEWAY CENTER THREE
                              100 MULBERRY STREET
                         NEWARK, NEW JERSEY 07102-4077
              (Address of Principal Executive Offices) (Zip Code)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (973) 367-7530

                              S. JANE ROSE, ESQ.
                             GATEWAY CENTER THREE
                              100 MULBERRY STREET
                         NEWARK, NEW JERSEY 07102-4077
              (Name and Address of Agent for Service of Process)

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
                  AS SOON AS PRACTICABLE AFTER THE EFFECTIVE
                      DATE OF THE REGISTRATION STATEMENT.

  NO FILING FEE IS REQUIRED BECAUSE, PURSUANT TO RULE 24F-2 UNDER THE INVESTMENT COMPANY ACT OF 1940, REGISTRANT PREVIOUSLY HAS REGISTERED AN INDEFINITE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, PURSUANT TO A REGISTRATION STATEMENT ON FORM N-1A (FILE NO. 33-61997). PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS AND PROXY STATEMENT RELATES TO SHARES PREVIOUSLY REGISTERED ON FORM N-1A (FILE NO. 33-61997).

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

                             CROSS REFERENCE SHEET
         (AS REQUIRED BY RULE 481(A) UNDER THE SECURITIES ACT OF 1933)

 N-14 ITEM NO.                                  PROSPECTUS/PROXY
 AND CAPTION                                    STATEMENT CAPTION
 -------------                                  -----------------
 PART A
 Item  1. Beginning of Registration Statement
          and Outside Front Cover Page of
          Prospectus.........................   Cover Page
 Item  2. Beginning and Outside Back Cover
          Page of Prospectus.................   Table of Contents
 Item  3. Fee Table, Synopsis Information and
          Risk Factors.......................   Synopsis; Principal Risk
                                                Factors
 Item  4. Information about the Transaction..   Synopsis; The Proposed
                                                Transaction
 Item  5. Information about the Registrant...   Synopsis; Information About the
                                                Growth Fund; Miscellaneous
 Item  6. Information about the Company Being
          Acquired...........................   Synopsis; Information About
                                                Multi-Sector Fund;
                                                Miscellaneous
 Item  7. Voting Information.................   Synopsis; Voting Information
 Item  8. Interest of Certain Persons and
          Experts............................   Synopsis; Miscellaneous
 Item  9. Additional Information Required for
          Reoffering by Persons Deemed to be
          Underwriters.......................   Not Applicable
 PART B                                         STATEMENT OF ADDITIONAL
                                                INFORMATION CAPTION
                                                -----------------------
 Item 10. Cover Page.........................   Cover Page
 Item 11. Table of Contents..................   Cover Page
 Item 12. Additional Information about the
          Registrant.........................   Statement of Additional
                                                Information of Prudential
                                                Jennison Series Fund, Inc.
 Item 13. Additional Information about the
          Company Being Acquired.............   Not Applicable
 Item 14. Financial Statements...............   Financial statements as noted
                                                in the Statement of Additional
                                                Information

PART C
  Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this Registration Statement.

        This Post-Effective Amendment No. 1 is not intended to amend the Registration Statement on Form N-14 of Prudential Jennison Series Fund, Inc. filed on April 10, 1998 (File No. 333-49901). The Prospectus/Proxy Statement and Statement of Additional Information contained in the filing under Rule 497 under the Securities Act of 1933 of Prudential Jennison Series Fund, Inc. filed on May 13, 1998 (File No. 333-49901) are incorporated by reference herein.

                                    PART C
                               OTHER INFORMATION

ITEM 15. INDEMNIFICATION.

  As permitted by Section 17(h) and (i) of the Investment Company Act of 1940 (the 1940 Act) and pursuant to Article VI of the Fund's By-Laws (Exhibit 2 to the Registration Statement), officers, directors, employees and agents of the Registrant will not be liable to the Registrant, any shareholder, officer, director, employee, agent or other person for any action or failure to act, except for bad faith, willful misfeasance, gross negligence or reckless disregard of duties, and those individuals may be indemnified against liabilities in connection with the Registrant, subject to the same exceptions.
Section 2-418 of the Maryland General Corporation Law permits indemnification of directors who acted in good faith and reasonably believed that the conduct was in the best interests of the Registrant. As permitted by Section 17(i) of the 1940 Act, pursuant to Section 10 of the Distribution Agreement (Exhibit 7 to the Registration Statement), the Distributor of the Registrant may be indemnified against liabilities which it may incur, except liabilities arising from bad faith, gross negligence, willful misfeasance or reckless disregard of duties.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1940 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in connection with the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1940 Act and will be governed by the final adjudication of such issue.

  The Registrant has purchased an insurance policy insuring its officers and directors against liabilities, and certain costs of defending claims against such officers and directors, to the extent such officers and directors are not found to have committed conduct constituting willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. The insurance policy also insures the Registrant against the cost of indemnification payments to officers and directors under certain circumstances.

  Section 9 of the Management Agreement (Exhibit 6(a) to the Registration Statement) and Section 4 of the Subadvisory Agreement (Exhibit 6(b) to the Registration Statement) limit the liability of Prudential Investments Fund Management LLC (PIFM) and Jennison Associates LLC (Jennison Associates), respectively, to liabilities arising from willful misfeasance, bad faith or gross negligence in the performance of their respective duties or from reckless disregard by them of their respective obligations and duties under the agreements.

  The Registrant hereby undertakes that it will apply the indemnification provisions of its By-Laws and the Distribution Agreement in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as that interpretation of Section 17(h) and 17(i) of such Act remains in effect and is consistently applied.

  Under Section 17(h) of the 1940 Act, it is the position of the staff of the Securities and Exchange Commission that if there is neither a court determination on the merits that the defendant is not liable nor a court determination that the defendant was not guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of one's office, no indemnification will be permitted unless an independent legal counsel (not including a counsel who does work for either the Registrant, its investment adviser, its principal underwriter or persons affiliated with these persons) determines, based upon a review of the facts, that the person in question was not guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

  Under its Articles of Incorporation, the Registrant may advance funds to provide for indemnification. Pursuant to the Securities and Exchange Commission staff's position on Section 17(h), advances will be limited in the following respect:

    (1) Any advances must be limited to amounts used, or to be used, for the preparation and/or presentation of a defense to the action (including cost connected with preparation of a settlement);

    (2) Any advances must be accompanied by a written promise by, or on behalf of, the recipient to repay that amount of the advance which exceeds the amount to which it is ultimately determined that he is entitled to receive from the Registrant by reason of indemnification;

    (3) Such promise must be secured by a surety bond or other suitable insurance and;

    (4) Such surety bond or other insurance must be paid for by the recipient of such advance.

ITEM 16. EXHIBITS.

  1. (a) Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 1(c) to Post-Effective Amendment No. 1 to the
         Registration Statement on Form N-1A filed via EDGAR on February 14,
         1996 (File No. 33-61997).
     (b) Articles Supplementary. Incorporated by reference to Exhibit 1(b) to
         Post-Effective Amendment No. 4 to the Registration Statement on Form
         N-1A filed via EDGAR on December 6, 1996 (File No. 33-61997).
     (c) Amendment to Articles of Incorporation. Incorporated by reference to
         Exhibit 1(c) to Post-Effective Amendment No. 4 to the Registration
         Statement on Form N-1A filed via EDGAR on December 6, 1996 (File No.
         33-61997).
     (d) Articles Supplementary. Incorporated by reference to Exhibit 1(d) to the Registration Statement on Form N-14 filed via EDGAR on October 17,
         1997 (File No. 333-38087).
  2. By-Laws of the Registrant. Incorporated by reference to Exhibit 2 to the Registration Statement on Form N-1A filed via EDGAR on August 22,
         1995 (File No. 33-61997).
  3.     Not Applicable.
  4. Agreement and Plan of Reorganization and Liquidation, filed as Appendix A to the Prospectus and Proxy Statement.
  5. Instruments defining rights of shareholders. Incorporated by reference to Exhibit 4 to the Registration Statement on Form N-1A filed via
         EDGAR on August 22, 1995 (File No. 33-61997).
  6. (a) Management Agreement between Registrant and Prudential Mutual Fund
         Management, Inc. Incorporated by reference to Exhibit 5(a) to Post-
         Effective Amendment No. 1 to the Registration Statement on Form N-1A filed via EDGAR on February 14, 1996 (File No. 33-61997).

     (b) Subadvisory Agreement between Prudential Mutual Fund Management, Inc.
         and Jennison Associates Capital Corp. Incorporated by reference to
         Exhibit 5(b) to Post-Effective Amendment No. 1 to the Registration
         Statement on Form N-1A filed via EDGAR on February 14, 1996 (File No.
         33-61997).
  7. (a) Amended and Restated Distribution Agreement. Incorporated by reference to Exhibit 7(a) to the Registration Statement on Form N-14 filed via
         EDGAR on October 17, 1997 (File No. 333-38087).
     (b) Form of Selected Dealer Agreement. Incorporated by reference to
         Exhibit 6(b) to Pre-Effective Amendment No. 1 to the Registration
         Statement on Form N-1A filed via EDGAR on September 19, 1995 (File No.
         33-61997).
  8.     Not Applicable.
  9.     Custodian Agreement between the Registrant and State Street Bank and
         Trust Company. Incorporated by reference to Exhibit 9 to the Registration Statement on Form N-14 filed via EDGAR on June 25, 1996
         (File No. 333-6755).


 10. (a) Distribution and Service Plan for Class A shares. Incorporated by reference to Exhibit 15(a) to Post-Effective Amendment No. 1 to the
         Registration Statement on Form N-1A filed via EDGAR on February 14,
         1996 (File No. 33-61997).
     (b) Distribution and Service Plan for Class B shares. Incorporated by reference to Exhibit 15(b) to Post-Effective Amendment No. 1 to the
         Registration Statement on Form N-1A filed via EDGAR on February 14,
         1996 (File No. 33-61997).
     (c) Distribution and Service Plan for Class C shares. Incorporated by reference to Exhibit 15(c) to Post-Effective Amendment No. 1 to the
         Registration Statement on Form N-1A filed via EDGAR on February 14,
         1996 (File No. 33-61997).


     (d) Rule 18f-3 Plan. Incorporated by reference to Exhibit 18 to Post-
         Effective Amendment No. 2 to the Registration Statement on Form N-1A filed via EDGAR on April 15, 1996 (File No. 33-61997).
 11.     Opinion and Consent of Counsel. Incorporated by reference to Exhibit
         11 to the Registration Statement on Form N-14 filed via EDGAR on April
         10, 1998 (File No. 333-49901).
 12.     Tax Opinion of Counsel.*
 13.     Transfer Agency and Service Agreement between the Registrant and
         Prudential Mutual Fund Services, Inc. Incorporated by reference to
         Exhibit 13(a) to the Registration Statement on Form N-14 filed via
         EDGAR on June 25, 1996 (File No. 333-6755).
 14. (a) Consent of Independent Auditors.*
     (b) Consent of Independent Accountants.*
 15.     Not Applicable.
 16.     Not Applicable.
 17. (a) Proxy. Incorporated by reference to Exhibit 17(a) to the Registration
         Statement on Form N-14 filed via EDGAR on April 10, 1998 (File No.
         333-49901).
     (b) Copy of Registrant's declaration pursuant to Rule 24f-2 under the Investment Company Act of 1940. Incorporated by reference to Exhibit
         17(b) to the Registration Statement on Form N-14 filed via EDGAR on April 10, 1998 (File No. 333-49901).
     (c) Prospectus of Prudential Multi-Sector Fund, Inc. dated June 30, 1997
         (as supplemented on September 8, 1997 and March 31, 1998).
         Incorporated by reference to Exhibit 17(c) to the Registration
         Statement on Form N-14 filed via EDGAR on April 10, 1998 (File No.
         333-49901).

     (d) Prospectus of Prudential Jennison Series Fund, Inc. dated January 23,
         1998. Incorporated by reference to Exhibit 17(d) to the Registration
         Statement on Form N-14 filed via EDGAR on April 10, 1998 (File No.
         333-49901).
     (e) President's Letter. Incorporated by reference to Exhibit 17(e) to the
         Registration Statement on Form N-14 filed via EDGAR on April 10, 1998
         (File No. 333-49901).

--------
 * Filed herewith.

ITEM 17. UNDERTAKINGS.

  (1) The undersigned registrant agrees that prior to any public reoffering of the securities through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

  As required by the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed on behalf of the Registrant, in the City of Newark, and the State of New Jersey, on the 11th day of May, 1998.

                              PRUDENTIAL JENNISON SERIES FUND, INC.

                                    /s/ Richard A. Redeker
                              By: ________________________________
                               (RICHARD A. REDEKER, PRESIDENT)

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                   TITLE                   DATE

        /s/ Edward D. Beach           Director
------------------------------------                           May 11, 1998
          EDWARD D. BEACH

        /s/ Delayne D. Gold           Director
------------------------------------                           May 11, 1998
          DELAYNE D. GOLD

        /s/ Robert F. Gunia           Director
------------------------------------                           May 11, 1998
          ROBERT F. GUNIA

    /s/ Douglas H. McCorkindale       Director
------------------------------------                           May 11, 1998
      DOUGLAS H. MCCORKINDALE

        /s/ Mendel A. Melzer          Director
------------------------------------                           May 11, 1998
          MENDEL A. MELZER

        /s/ Thomas T. Mooney          Director
------------------------------------                           May 11, 1998
          THOMAS T. MOONEY

        /s/ Stephen P. Munn           Director
------------------------------------                           May 11, 1998
          STEPHEN P. MUNN

              SIGNATURE                   TITLE                    DATE

       /s/ Richard A. Redeker           President and
-------------------------------------    Director                May 11, 1998
         RICHARD A. REDEKER

         /s/ Robin B. Smith             Director
-------------------------------------                            May 11, 1998
           ROBIN B. SMITH

       /s/ Louis A. Weil, III           Director
-------------------------------------                            May 11, 1998
         LOUIS A. WEIL, III

        /s/ Clay T. Whitehead           Director
-------------------------------------                            May 11, 1998
          CLAY T. WHITEHEAD

         /s/ Grace C. Torres            Treasurer and
-------------------------------------    Principal Financial     May 11, 1998
           GRACE C. TORRES               and Accounting
                                         Officer

                                 EXHIBIT INDEX

 EXHIBITS                                                                  PAGE
 ---------                                                                 ----
  1.  (a)  Amended and Restated Articles of Incorporation. Incorporated
           by reference to Exhibit 1(c) to Post-Effective Amendment No.
           1 to the Registration Statement on Form N-1A filed via EDGAR on February 14, 1996 (File No. 33-61997).
      (b)  Articles Supplementary. Incorporated by reference to Exhibit
           1(b) to Post-Effective Amendment No. 4 to the Registration
           Statement on Form N-1A filed via EDGAR on December 6, 1996
           (File No. 33-61997).
      (c)  Amendment to Articles of Incorporation. Incorporated by
           reference to Exhibit 1(c) to Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A filed via EDGAR on
           December 6, 1996 (File No. 33-61997).
      (d)  Articles Supplementary. Incorporated by reference to Exhibit
           1(d) to the Registration Statement on Form N-14 filed via
           EDGAR on October 17, 1997 (File No. 333-38087).
  2.       By-Laws of the Registrant. Incorporated by reference to
           Exhibit 2 to the Registration Statement on Form N-1A filed via EDGAR on August 22, 1995 (File No. 33-61997).
  3.       Not Applicable.
  4.       Agreement and Plan of Reorganization and Liquidation, filed as Appendix A to the Prospectus and Proxy Statement.
  5.       Instruments defining rights of shareholders. Incorporated by reference to Exhibit 4 to the Registration Statement on Form
           N-1A filed via EDGAR on August 22, 1995 (File No. 33-61997).
  6.  (a)  Management Agreement between Registrant and Prudential Mutual
           Fund Management, Inc. Incorporated by reference to Exhibit
           5(a) to Post-Effective Amendment No. 1 to the Registration
           Statement on Form N-1A filed via EDGAR on February 14, 1996
           (File No. 33-61997).
      (b)  Subadvisory Agreement between Prudential Mutual Fund
           Management, Inc. and Jennison Associates Capital Corp.
           Incorporated by reference to Exhibit 5(b) to Post-Effective
           Amendment No. 1 to the Registration Statement on Form N-1A
           filed via EDGAR on February 14, 1996 (File No. 33-61997).
  7.  (a)  Amended and Restated Distribution Agreement. Incorporated by
           reference to Exhibit 7(a) to the Registration Statement on
           Form N-14 filed via EDGAR on October 17, 1997 (File No. 333-
           38087).
      (b)  Form of Selected Dealer Agreement. Incorporated by reference to Exhibit 6(b) to Pre-Effective Amendment No. 1 to the
           Registration Statement on Form N-1A filed via EDGAR on
           September 19, 1995 (File No. 33-61997).
  8.       Not Applicable.
  9.       Custodian Agreement between the Registrant and State Street
           Bank and Trust Company. Incorporated by reference to Exhibit
           9 to the Registration Statement on Form N-14 filed via EDGAR on June 25, 1996 (File No. 333-6755).
 10.  (a)  Distribution and Service Plan for Class A shares.
           Incorporated by reference to Exhibit 15(a) to Post-Effective
           Amendment No. 1 to the Registration Statement on Form N-1A
           filed via EDGAR on February 14, 1996 (File No. 33-61997).

 EXHIBITS                                                                  PAGE
 ---------                                                                 ----
      (b)  Distribution and Service Plan for Class B shares.
           Incorporated by reference to Exhibit 15(b) to Post-Effective
           Amendment No. 1 to the Registration Statement on Form N-1A
           filed via EDGAR on February 14, 1996 (File No. 33-61997).
      (c)  Distribution and Service Plan for Class C shares.
           Incorporated by reference to Exhibit 15(c) to Post-Effective
           Amendment No. 1 to the Registration Statement on Form N-1A
           filed via EDGAR on February 14, 1996 (File No. 33-61997).
      (d)  Rule 18f-3 Plan. Incorporated by reference to Exhibit 18 to
           Post-Effective Amendment No. 2 to the Registration Statement
           on Form N-1A filed via EDGAR on April 15, 1996 (File No. 33-
           61997).
 11.       Opinion and Consent of Counsel. Incorporated by reference to
           Exhibit 11 to the Registration Statement on Form N-14 filed via EDGAR on April 10, 1998 (File No. 333-49901).
 12.       Tax Opinion of Counsel.*
 13.       Transfer Agency and Service Agreement between the Registrant and Prudential Mutual Fund Services, Inc. Incorporated by
           reference to Exhibit 13(a) to the Registration Statement on
           Form N-14 filed via EDGAR on June 25, 1996 (File No. 333-
           6755).
 14.  (a)  Consent of Independent Auditors.*
      (b)  Consent of Independent Accountants.*
 15.       Not Applicable.
 16.       Not Applicable.
 17.  (a)  Proxy. Incorporated by reference to Exhibit 17(a) to the
           Registration Statement on Form N-14 filed via EDGAR on April
           10, 1998 (File No. 333-49901).
      (b)  Copy of Registrant's declaration pursuant to Rule 24f-2 under the Investment Company Act of 1940. Incorporated by reference to Exhibit 17(b) to the Registration Statement on Form N-14
           filed via EDGAR on April 10, 1998 (File No. 333-49901).
      (c)  Prospectus of Prudential Multi-Sector Fund, Inc. dated June
           30, 1997 (as supplemented on September 8, 1997 and March 31,
           1998). Incorporated by reference to Exhibit 17(c) to the
           Registration Statement on Form N-14 filed via EDGAR on April
           10, 1998 (File No. 333-49901).
      (d)  Prospectus of Prudential Jennison Series Fund, Inc. dated
           January 23, 1998. Incorporated by reference to Exhibit 17(d)
           to the Registration Statement on Form N-14 filed via EDGAR on
           April 10, 1998 (File No. 333-49901).
      (e)  President's Letter. Incorporated by reference to Exhibit
           17(e) to the Registration Statement on Form N-14 filed via
           EDGAR on April 10, 1998 (File No. 333-49901).

--------
 * Filed herewith.